AFFINITY GOLD CORP.
Av. Arenales 335
Cercado, Lima, Peru

Symbol: AFYG - OTCBB

News Release

AFFINITY GOLD CORP. APPOINTS NEW MEMBER TO ITS BOARD OF DIRECTORS

March 9, 2009

Lima, Peru, March 9, 2009 - Affinity Gold Corp. (OTCBB:  AFYG) (the “Company”) is pleased to announce the appointment of Jonny Lian Tian Yong to the Company’s Board of Directors, effective immediately.

Johnny Lian Tian Yong (age 43) is currently the Chairman of JAS Singapore Group of Companies, a Singapore corporation that has subsidiary and affiliate businesses spanning more than 13 countries, covering medical and hospitality services, finance and investments, logistics, human resources and professional development, green technologies and information technology services.  Mr. Lian has been the Chairman of JAS Singapore Group of Companies since October 1992.s

Antonio Rotundo, President & CEO of Affinity Gold Corp. stated, "Mr. Lian brings a wealth of experience in international business and will be invaluable in assisting the future growth and development of Affinity Gold Corp. We are pleased to have the addition of Mr. Lian’s valuable contributions to our Board of Directors during this stage of the company."

About Affinity Gold Corp.:

Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Affinity Gold Corp.’s current primary focus is gold exploration in Peru. www.affinitygold.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Affinity Gold Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.